As filed with the Securities and Exchange Commission on June 24, 1997
           Registration No. 333-_____
                                        SECURITIES AND EXCHANGE COMMISSION
                                              Washington, D.C. 20549



                                                     FORM SB-2
                                              REGISTRATION STATEMENT
                                                       Under
                                            The Securities Act of 1933



                                                AMMONIA HOLD, INC.
                                (Name of registrant as specified in its charter)

                    Utah                                              75-2337459
         (State or Jurisdiction of                                 (IRS Employer
       incorporation or organization)                        Identification No.)



              10 Gunnebo Drive                                Michael D. Parnell
           Lonoke, Arkansas 72086                               10 Gunnebo Drive
               (501) 676-2994                             Lonoke, Arkansas 72086
(Address, including zip code, and telephone number,               (501) 676-2994
including area code of Registrant's      (Name, address, including zip code, and
 principal executive offices)          telephone number, including area code, of
                                                             agent for service)
                                                     COPY TO:
                                                  Jehu Hand, Esq.
                                                    Hand & Hand
                                     24901 Dana Point Harbor Drive, Suite 200
                                           Dana Point, California 92629
                                                  (714) 489-2400
                                             Facsimile (714) 489-0034

         Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this registration statement.

         If the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 other than securities offered only in connection with dividend or interest reinvestment plan, please check the following box: [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box:
[ ]



                                          CALCULATION OF REGISTRATION FEE

                                                            Proposed Maximum     Proposed Maximum
     Title of Each Class of                  Amount to       Offering Price          Aggregate         Amount of
   Securities to be Registered             Be Registered      Per Share(1)        Offering Price   Registration Fee

Common Stock issuable upon
  conversion of Series A
  Convertible Preferred Stock(2).......      923,075              $5.00          $ 4,615,375.00      $ 1,398.60
Common Stock offered by
  selling shareholders(3)..............      317,757              $5.00          $ 1,588,785.00      $   481.45
Common Stock, issuable upon
  exercise of warrants(4)(5)...........      100,000              $5.00          $   500,000.00      $   151.52
Common Stock, issuable upon
  exercise of options(5)(6)............      100,000              $5.00          $   500,000.00      $   151.52
Common Stock, issuable upon
  exercise of options(7)...............      100,000              $5.25          $   525,000.00      $   159.09
Common Stock, issuable upon
  exercise of options(8)...............      100,000              $6.25          $   625,000.00      $   189.39
Common Stock, issuable upon
  exercise of options(9)...............      100,000              $7.25          $   725,000.00      $   219.70
Common Stock, issuable upon
  exercise of options(10)..............      100,000              $8.25          $   825,000.00      $   250.00
Total(11)..............................    1,840,832                             $    9,904,160      $ 3,001.27


(1)Estimated solely for purposes of calculating the registration fee.
(2)Includes 923,075 shares issuable upon conversion of 3,000 shares ($3,000,000 aggregate principal amount) of Series A Convertible Preferred Stock at 65% of the closing bid price of the Common Stock averaged over the five trading days prior to the date of conversion. The maximum offering price per share is based upon the closing price of the Common Stock on June 19, 1997, or $5.00 since it is higher than the estimated conversion price per share of the Series A Convertible Preferred Stock (in accordance with Rule 457(g)).
(3)Includes 317,757 shares already issued and outstanding.
(4)Includes 100,000 shares issuable upon exercise of warrants to purchase 100,000 shares at $4.75.
(5)The maximum offering price per share is based upon the closing price of the Common Stock on June 19, 1997, or $5.00 since it is higher than the exercise price of the option (in accordance with Rule 457(g)).
(6)Includes 100,000 shares issuable upon exercise of options at $4.25 per share.
(7)Includes 100,000 shares issuable upon exercise of options at $5.25 per share.
(8)Includes 100,000 shares issuable upon exercise of options at $6.25 per share.
(9)Includes 100,000 shares issuable upon exercise of options at $7.25 per share.
(10)Includes 100,000shares issuable upon exercise of options at $8.25 per share.
(11) Includes in each case reoffers of the Common Stock offered hereby and shares issuable pursuant to antidilution provisions pursuant to
       Rule 416.


       The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                   PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION
PROSPECTUS
                                                AMMONIA HOLD, INC.
                                         1,840,832 Shares of Common Stock
                                                 ($.001 par value)

      The estimated 1,840,832 shares (the "Shares") of Common Stock, par value $.001 per share (the "Common Stock") of Ammonia Hold, Inc., a Utah corporation (the "Company") are being offered by the selling stockholders (the "Selling Stockholders") and include an estimated 923,075 shares issuable upon conversion of $3,000,000 in principal amount of Series A Convertible Preferred Stock (the "Series A Preferred"), 600,000 shares issuable upon exercise of warrants and options, and 317,757 shares currently outstanding. The Company will not receive any proceeds from the sale of Common Stock by the Selling Stockholders. See "Selling Stockholders." The expenses of the offering, estimated at $30,000, will be paid by the Company.

      The Common Stock currently trades on the Electronic Bulletin Board under the symbol "AMHD" On June 19, 1997, the last sale price of the Common Stock as reported on the Electronic Bulletin Board was $5.00 per share.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
       COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED ON THE
                 ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
                      REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                         PURCHASE OF THESE SECURITIES INVOLVES RISKS.
 See "Risk Factors."

         Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


























                             The date of this Prospectus is ___________, 1997

      No person has been authorized in connection with this offering to give any information or to make any representation other than as contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities covered by this Prospectus in any state or other jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such state or jurisdiction. Neither the delivery of this Prospectus nor any sales made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Company since the date hereof.

                                              ADDITIONAL INFORMATION

      The Company has filed a Registration Statement under the Securities Act with respect to the securities offered hereby with the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. This Prospectus, which is a part of the Registration Statement, does not contain all of the information contained in the Registration Statement and the exhibits and schedules thereto, certain items of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement, including all exhibits and schedules thereto, which may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at its Regional Offices located at 7 World Trade Center, New York, New York 10048, and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 at prescribed rates during regular business hours. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in its entirety by such reference. The Company will provide, without charge upon oral or written request of any person, a copy of any information incorporated by reference herein. Such request should be directed to the Company at 10 Gunnebo Drive, Lonoke, Arkansas 72086, telephone
(501) 676-2994.

      As of the date of this Prospectus, the Company became a reporting company under the Exchange Act and in accordance therewith in the future will file reports and other information with the Commission. All of such reports and other information may be inspected and copied at the Commission's public reference facilities described above. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The address of such site is http://www.sec.gov. In addition, the Company intends to provide its shareholders with annual reports, including audited financial statements, unaudited semi-annual reports and such other reports as the Company may determine.

                                                PROSPECTUS SUMMARY

      The following summary is qualified in its entirety by reference to the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus.

The Company

      Ammonia Hold, Inc. (the "Company") was organized on July 10, 1980 under the laws of the State of Utah as Ewing Oil Mining Company to primarily engage in the oil development business. The Company experienced periods of inactivity and underwent several name changes until June 1994, at which time it acquired Ammonia Hold, Inc., a Texas corporation ("AHI-Texas") engaged in the business of developing products designed to stop the formation of ammonia and other odors associated with animal waste. Subsequent to the acquisition, all of the Company's activities have been related to the development, manufacturing and marketing of odor eliminating products. For accounting purposes the acquisition was treated as a recapitalization of AMHD-Texas with AMFD-Texas as the acquirer (reverse acquisition). Following the acquisition, the Company changed its name to Ammonia Hold, Inc. and became engaged in the business of manufacturing and marketing odor eliminating products for use in connection with farm and domestic animals. The Company's products are designed to stop the formation of ammonia and other odors associated with animal waste.

      The Company's office is located at 10 Gunnebo Drive, Lonoke, Arkansas 72086, and its telephone number is (501) 676-2994.

Securities Offered:............   An estimated 1,840,832 shares of
                                  Common Stock, $.001 par value per
                                  share, including an estimated 923,075
                                  shares issuable upon conversion of 3,000 shares of Series A Preferred Stock at a conversion price per share of Preferred
                                  Stock equal to $1,000 divided by 65% of
                                  the average closing bid price of the
                                  Common Stock on the five trading days
                                  prior to conversion; 600,000 shares
                                  issuable upon exercise of warrants and
                                  options; and 317,757 shares currently
                                  outstanding.

Risk Factors......................The securities offered hereby involve a high degree of risk and immediate
                                  substantial dilution and should not be
                                  purchased by investors who cannot afford the loss of their entire investment. See "Risk Factors."

Common Stock Outstanding(1) Before Offering:.............   4,559,415(1) shares

Common Stock Outstanding After Offering:.................   6,082,490(1) shares

NASD Electronic Bulletin Board.........................................   AMHD

(1) Based on shares outstanding as of March 31, 1997. Does not include 40,000 shares offered which were issued subsequent to March 31, 1997.

Risk Factors

         The securities offered hereby are highly speculative and involve a high degree of risk, including, but not necessarily limited to the risk factors described below. Prospective purchasers should carefully consider the following risk factors, among others, as well as the remainder of this prospectus, prior to making an investment in the Company.

                                                   RISK FACTORS

         An investment in the securities offered hereby is speculative in nature and involves a high degree of risk. In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating the Company and its business.

Limited History of Business Operations; Sustainability of Past Results

         The Company has limited operating history, having commenced operations in 1990. As of March 31, 1997 the Company's cumulative losses were approximately $791,000. The Company's revenues have grown significantly since June 1996. The Company's growth has been dependent on a number of factors, such as the Company's marketing efforts, growing awareness of a need for and availability of odor-reducing products, and general economic conditions. The Company has enjoyed limited competition to date in the emerging market for animal odor control products, and an increase in competition or the loss of additional customers could have an adverse effect on the Company's revenues and profitability. In fiscal 1997, the Company began marketing a new cat litter, and intends to expand marketing efforts in this area. Revenues expanded significantly in the first nine months of 1997, but the Company reported a loss of $660,122 for the nine months ended March 31, 1997. As a result of the increase in operating expenses caused by this expansion and other factors, the Company expects to continue to report a loss from operations and to continue to suffer negative operating results until sales increase sufficiently, of which there can be no assurance. There can be no assurance that the Company will be able to grow in future periods or sustain its historic rates of growth. As a result, the Company believes that period to period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as an indication of future performance.

Management of Growth

         The Company's growth to date has required and is expected to continue to require, the full utilization of the Company's management, financial and other resources. The Company's ability to manage growth effectively will depend on its ability to improve and expand its operations, including its financial and management information systems, and to recruit, train and manage executive staff and employees. There can be no assurance that management will be able to manage growth effectively, and the failure to effectively manage growth may have a materially adverse effect on the Company's results of operations.

Dependence on One Customer

         The Company is dependent upon one customer for a majority of its revenues. This national retail chain, WalMart, accounted for 47% of the Company's sales in the nine months ended March 31, 1997 and 46% in the year ended June 30, 1996. The Company's dependence on WalMart could result in sales declines or similar losses in the future if its relationship with WalMart is interrupted for any reason. The Company believes that its dependence on WalMart will decrease as sales to other customers grows, however, there can be no assurance the Company will be successful in its plan.

Competition

         The market for pet and odor control products is highly competitive. Many of the Company's competitors have established market share and have substantially greater resources than the Company. Competitors may broaden their product line, and potential competitors, may enter, or increase their focus on odor control products, resulting in increased competition. The Company's future success will depend on its ability to successful compete with several other companies and on the acceptance of the Company's products.

         There can be no assurance that the Company will be able to compete successfully against current and future competitors or that competitive pressures faced by the Company will not have a material adverse effect on the Company.

Dependence on Key Personnel

         The Company is dependent upon Michael D. Parnell, President and Dan L. Thompson, Chief Financial Officer and other key employees with respect to administration and marketing. The Company has not entered into employment agreements with either of the individuals and has not obtained key men life insurance on their lives. The Company's future success also depends on its ability to attract and retain other qualified personnel, for which competition is intense. The loss of certain key employees or the Company's inability to attract and retain other qualified employees could have a material adverse effect on the Company's results of operations.

Control by Officers and Directors

         Directors and officers of the Company beneficially own 864,262 shares of the Company's outstanding Common Stock, or approximately 19.0% of the outstanding voting stock. As a result, the Company's officers and directors are able to exert significant control over the Company, and to direct and control the Company's operations, policies and business decisions.

Uncertainty of Protection Afforded by Patents and Proprietary Rights

         The Company's products are based on certain U.S. patents and the Company may in the future apply for additional patents related to its products. There can be no assurance that any additional patent applications relating to the Company's products or technology will result in patents being granted or that, if granted, such patents will afford protection against competitors with similar technology. The Company's principal patent was granted in 1989 and will expire in 2006. There can be no assurance that the Company will have the financial resources necessary to enforce any patent rights it may hold. Although the Company is not aware of any infringement claim against it, in the event that a future claim against the Company is successful, it may be necessary for the Company to obtain licenses to such patents or to other such licenses on commercially reasonable terms. Any disclosure of such technology or development of substantially equivalent technology could result in increased competition that might materially and adversely affect the Company's revenues and cost of sales.

         The Company attempts and will attempt to protect its proprietary technology by relying on trade secret laws and non-disclosure and confidentially agreements with its employees and contractors who have access to its proprietary technology. Despite these protections, no assurance can be given that others will not independently develop or obtain access to such technology or that the Company's competitive position will not be adversely affected thereby. See "Business - Patents and Trade Secrets".

Dilution

         Purchasers in this Offering will incur immediate and substantial dilution in that the net tangible book value of each outstanding share of Common Stock immediately after the Offering will be significantly less than the offering
price of the shares of Common Stock included in the Shares offered hereby.
 See "Dilution."

Limited Public Market for Shares

         Prior to the date hereof there has been limited public trading in the Company's Common Stock. There exists no broad public market and there can be no assurance that a broad public market for the Company's securities will develop or, if it develops, that it will be sustained following this Offering. See "Market Prices and Dividends." Currently, the Company's Common Stock is traded on the over-the-counter market and is quoted on the Electronic Bulletin Board. Although the Company has applied for a listing of the NASDAQ Small Cap Market, there can be no assurance that such application will be approved.

Absence of Dividends

         The Company has not paid any cash or other dividends or made distributions on its Common Stock and the Company does not anticipate paying cash dividends or making distributions in the foreseeable future.  See "Market
Prices and Dividends."

Possible "Penny Stock" Regulation

         The Company's Common Stock is traded in the over-the-counter market and is subject to the provisions of Section 15(g) and Rule 15-g(9) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), commonly referred to as the "penny stock" rule. Section 15(g) sets forth certain requirements for transactions in penny stocks and Rule 15g-9(d)(1) incorporates the definition of penny stock used in Rule 3a51-1 of the Exchange Act. That rule generally defines a penny stock to be any equity security that has a market price of less than $5.00 per share, unless the equity security is either registered and traded on a national securities exchange meeting specified criteria; authorized for quotation on the Nasdaq Stock Market; issued by a registered investment company; or issued by an issuer having net tangible assets of no less than $2 million ($5 million if the issuer has been in continuous operation for less than three years). The Company has applies for listing of the Common Stock on the NASDAQ Small Cap Market, but there can be no assurance that the Company's application will be approved. If the Common Stock is deemed to be a penny stock, trading in its shares would be subject to additional sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors, (defined generally as individuals with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse, or other institutional investors).

         For transactions covered by these rules, broker-dealers must make a suitability determination for the purchase of such securities and must have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the first transaction, of a risk disclosure document relating to the penny stock market. A broker-dealer also must disclose the commissions payable to both the broker-dealer an the registered representative, and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information for the penny stocks held in the account and information on the limited market in penny stocks. Consequently, these rules may restrict the ability of broker-dealers to trade and/or maintain a market in the Company's Common Stock and may affect the ability of shareholders to sell their shares.

Risks Associated with Forward-looking Statements

         This Prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities and Exchange Act of 1934, as amended (the "Exchange Act") and the Company intends that such forward-looking statements be subject to the safe harbors for such statements under such sections. The Company's forward-looking statements include the plans and objectives of management for future operations, including plans and objectives relating to the Company's planned national marketing campaign and future economic performance of the Company. The forward-looking statements and associated risks set forth in this Prospectus include or relate to: (i) the ability of the Company to obtain a meaningful degree of consumer acceptance for its products and future products, (ii) the ability of the Company to market its products and future products on a national basis at competitive prices, (iii) the ability of the Company to develop brand-name recognition for its products and future products, (iv) the ability of the Company to develop and maintain an effective sales network, (v) success of the Company in forecasting demand for its products and future products, (vi) the ability of the Company to maintain pricing and thereby maintain adequate profit margins, (vii) the ability of the Company to achieve adequate intellectual property protection for the Company's products and future products and (viii) the ability of the Company to obtain and retain sufficient capital for its future operations.

         The forward-looking statements herein are based on current expectations that involve a number of risks and uncertainties. Such forward-looking statements are based on assumptions that the Company will market and provide products on a timely basis, that the Company will retain its principal customer, that there will be no material adverse competitive or technological change in conditions in the Company's business, that demand for the Company's products will significantly increase, that the Company's President will remain employed as such by the Company, that the Company's forecasts accurately anticipate market demand, and that there will be no material adverse change in the Company's operations or business or in governmental regulations affecting the Company or its suppliers. The foregoing assumptions are based on judgments with respect to, among other things, future economic, competitive and market conditions, and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the Company's control. Accordingly, although the Company believes that the assumptions underlying the forward-looking statements are reasonable, any such assumption could prove to be inaccurate and therefore there can be no assurance that the results contemplated in forward-looking statements will be realized. In addition, as disclosed elsewhere in the "Risk Factors" section of this Prospectus, there are a number of other risks inherent in the Company's business and operations which could cause the Company's operating results to vary markedly and adversely from prior results or the results contemplated by the forward-looking statements. Growth in absolute and relative amounts of cost of goods sold and selling, general and administrative expenses or the occurrence of extraordinary events could cause actual results to vary materially from the results contemplated by the forward-looking statements. Management decisions, including budgeting, are subjective in many respects and periodic revisions must be made to reflect actual conditions and business developments, the impact of which may cause the Company to alter its marketing, capital investment and other expenditures, which may also materially adversely affect the Company's results of operations. In light of significant uncertainties inherent in the forward-looking information included in this Prospectus, the inclusion of such information should not be regarded as a representation by the Company or any other person that the Company's objectives or plans will be achieved.
See "Management's Discussion and Analysis" and "Business."

                                            MARKET PRICES AND DIVIDENDS

         The Company's Common Stock has traded on the Electronic Bulletin Board sponsored by the National Association of Securities Dealers, Inc. since the fourth calendar quarter of 1994.

         The following table sets forth the range of high and low bid prices for the Company's Common Stock for each quarterly period indicated below as reported by the Electronic Bulletin Board. These prices reflect inter-dealer prices without retail mark-up, mark-down or commissions and may not necessarily represent actual transactions.

                                                            High            Low

                                                          --------       -------
         Calendar Quarters
         1994
         4th Quarter.................................      $ 6.75         $ 5.75
         1995        ----
         1st Quarter.................................      $ 7.00         $ 6.50
         2nd Quarter.................................        6.62           6.00
         3rd Quarter.................................        6.37           5.50
         4th Quarter.................................        6.62           5.50
         1996
         1st Quarter.................................      $ 8.25         $ 5.25
         2nd Quarter.................................        9.62           4.87
         3rd Quarter.................................        7.62           5.50
         4th Quarter.................................        8.18           4.37
         1997
         1st Quarter.................................      $ 6.75          $4.62
         2nd Quarter (1).............................       5.625           3.50

         (1)  Through June 21, 1997

         The approximate number of record holders of the Company's Common Stock as of May 31, 1997 was 1,080.

         The Company has never declared or paid any cash dividends on its Common Stock nor does the Company anticipate that any such dividends will be paid in the foreseeable future. The Company intends to retain any earnings it may realize to finance operations and potential expansion of its business.

                                       MANAGEMENT'S DISCUSSION AND ANALYSIS

Overview

         The Company's principal business is the development, manufacture and marketing of odor control products based on its patented technology. Operations commenced in 1990 when Ammonia Hold, Inc., a Texas corporation ("AHI Texas") acquired the Company's principal patent, which relates to the manufacture of monocalcium phosphate In June, 1994, the Company, which was then known as Key Waste Management, Inc., a Utah corporation, acquired AHI Texas in exchange for 2,679,391 shares of Common Stock, or 71% of the Company's Common Stock after giving effect to such issuance. For financial reporting purposes the acquisition was accounted for as a purchase of the net liabilities of the Company by AHI-Texas.

Results of Operations

Nine Months Ended March 31, 1997 Compared to Nine Months Ended March 31, 1996

         Revenues increased from $534,95 in the nine months ended March 31, 1996 ("Interim 1996") to $905,521 in the nine months ended March 31, 1997 ("Interim 1997"), an increase of 69%. The increase in revenues was due to increased sales of existing products primarily by broadening its distribution base, and sales of the new cat litter product. In interim 1997, sales to one principal customer, WalMart, accounted for 47% of total revenues. Cost of sales increased in Interim 1997 to 77% of revenue compared to 49% of revenues in Interim 1996. The principal reason for the increase was the lower margin on the Company's new cat litter product. The Company expects this margin to improve in the future if it is able to obtain volume discounts on raw materials. This lower margin was primarily offset by a reduction in prices for raw material due to change in procurement. General and administrative expenses increased to 101% of revenues in Interim 1997 compared to 82% in Interim 1996. The increase was due to two factors. First, the Company has incurred additional salaried and overhead costs from adding staff and physical facilities in order to meet additional sales growth and projected growth. In the beginning of the 1997 Interim Period, the Company moved to a newer and larger building, which it owns, from cramped rented quarters. Second, the Company incurred several non-recurring charges in Interim 1997 including the write off of a five-year consulting agreement in the Interim period, resulting in a non-cash expense of $333,094.
Other income in Interim 1997 of $48,977 was derived from interest income resulting from the amount of cash on hqnd.

Year Ended June 30, 1996 Compared to Year Ended June 30, 1995

Revenues in the year ended June 30, 1996 ("Fiscal 1996") decreased only slightly by 4%, compared to the year ended June 30, 1995. Cost of sales as a percentage of revenues increased in Fiscal 1996 to 57% of revenues, compared to 52% in Fiscal 1995, primarily due to the use of a particular supplier for one of the components of the Company's products who, in the view of management, overcharged the Company. Selling expenses of $150,863 in Fiscal 1995 relate to a specific individual hired for sales purposes who was subsequently terminated.
General and administrative expenses increased from $143,911 in Fiscal 1995 (20% of revenues) to $446,060 in Fiscal 1996 primarily due to increased salaries and overhead. Prior to Fiscal 1996 the Company operated with limited staff and in cramped rented quarters due to limited financial resources.

Liquidity and Capital Resources

         As of March 31, 1997, the Company had working capital of $1,457,256, most of which was comprised of cash. In June 1997 the Company completed a private offering of Series A Convertible Preferred Stock and received net proceeds of approximately $2.6 million. The proceeds of the June 1997 offering are expected to be used to acquire additional manufacturing equipment of $400,000, purchase of $250,000 in inventory, packaging equipment and supplies $260,000, acquisition of additional land and building $460,000, research and development $200,000, and the remainder for general and administrative expenses and working capital. Management believes that the cash on hand, together with cash generated from operations, will be sufficient to meet the Company's cash requirements until at least June 30, 1998. The Company has no lines of credit available to it at this time. Inflation has not had a significant impact on the Company's results of operations.

                                                     BUSINESS

         The Company is engaged in the business of manufacturing and marketing odor eliminating products for use in connection with farm and domestic animals. The Company's products are specifically designed to stop the formation of ammonia and other odors associated with animal waste and provide safe, simple, economical reduction of ammonia and associated vapor in poultry houses and other areas where animal wastes are present. The Company markets its products to farms, poultry houses, co-ops, large retail chains and grocery stores throughout the United States and other countries including Canada, Japan, Mexico, Saudi Arabia and England.

         In 1995, the Company created a wholly owned subsidiary, Fivestar Products Corporation, to import and acquire related products for sale and distribution by way of television and mass merchandisers.  Fivestar Products
Corporation has not engaged in material activity to date.

Business and Products

         The Company manufactures products specifically designed to control ammonia and other odors associated with animal urine and feces using a patented process. The Company offers an innovative line of products, each with the ability to counter the formation of ammonia when urine and solid animal waster is exposed to free oxygen in the air. The Company's patented process binds aluminum and phosphorus together to hold nitrogen stable, thus halting the natural production of ammonia. The Company's products are designed for industrial use in poultry production and livestock confinement areas and with household pets.

         The Company's principal product is called "Ammonia HoldR," developed after 15 years of research and patented in 1989. Ammonia Hold is a granular light gray substance that uses a mono-calcium phosphate base with a blend of trace materials and other inert ingredients. Ammonia Hold counters the natural formation of ammonia when animal wastes are exposed to free oxygen in the air. By chemically binding the hydrogen and nitrogen in animal wastes, Ammonia Hold prevents the oxidation that creates ammonia. Use of Ammonia Hold decreases ammonia levels resulting in decreases in the mortality and condemnation rates and increases feed efficiency.

         The Company also markets a related product known as "Odor ScentryTM", a variation of Ammonia Hold sold in smaller granular form or in aerosol form, which uses the same process as Ammonia Hold to isolate the individual elements that must combine to create ammonia. Odor ScentryTM, the Company's first consumer product previously marketed under the name Odor Halt, is sold in pet stores and pet departments of retail stores for home use in the elimination of odors associated with pet litter pans for domesticated animals such as cats and birds, gerbils, hamsters and rabbits. Users of Odor ScentryTM add the product to their pets' litter pan to remove common odors. Odor ScentryTM is available in natural-like scents of spice or citrus and may also be used to prevent odors from forming in trash cans and in removing odors from cars and carpets where undesirable odors have developed previously. Odor ScentryTM for Healthcare Facilities is a related product formulated and packaged for the nursing home industry. This product is used as a carpet deodorizer or mixed with water to clean and deodorize.

         A related product is "Odor Scentry Spray," an aerosol powder spray variation for consumer use. This product can halt the natural production of common household odors originating in garbage cans, diaper pails, and in moisture-and-mildew-ridden areas. Odor Scentry Spray is also used to remove odors from cars and carpets where undesirable smells have developed.

         A new product recently introduced is "Barn GuardTM", a granular product specifically intended for the equestrian market. Barn GuardTM is long-lasting, easy-to-use and eliminates odors in horse stalls and all types of livestock pens. It is completely sand and non-toxic and contains no perfumes or masking agents. Another recently developed product is "Odor Scentry Premium Cat Litter." This product when used in household litter pans forms flushable clumps of both liquid and solid waste which are both completely flushable in non-septic tank systems. Odor Scentry Premium Cat Litter is all-natural, biodegradable, and almost completely dust-free and is designed to prevent tracking by cats after using the litter pan. Both Barn Guard and Odor Scentry Premium Cat Litter use the same process as Ammonia Hold to isolate the individual elements that must combine to create ammonia.

         The Company has recently announced the results of phase-one of a biosolids composing test to determine the effects of the Ammonia Hold product on sludge and waste management. CalRecovery, a waste management consulting and engineering firm, recently completed the first phase of a two-phase study, which on a research scale, demonstrated that the addition of the Ammonia Hold product has the potential to accelerate the process of composing sludge, to increase the retention of nitrogen, and to control the emission of ammonia during the composing process. The Company is beginning a phase-two commercial scale test of the product with various municipal sludge composing facilities. If the performance of Ammonia Hold is confirmed during phase-two large-scale performance testing, the product could be of interest to municipal wastewater treatment facilities that are considering or are currently composing sludge as a method of waste management. Possible benefits of Ammonia Hold application for treatment facilities include reduction of composing costs and control of air emissions and odor, with odor being the number one cause of complaints to health and environmental regulatory agencies. Test results should be available during 1997. There can be no assurance that positive test results will lead to a new commercially viable use for Ammonia Hold, or to what extent a commercial market may exist.

Marketing

         Management estimates that more than half of all households in the United States have pets. Management further estimates that over six billion broiler chickens, 280 million turkeys and 21 million ducks are produced in the United States each year. In order to address this market, management has created an aggressive marketing strategy combining the use of direct sales representatives and trade and consumer advertising. This strategy targets not only the retail market consisting of pet stores and pet departments of grocery and other retail stores, but also the commercial and industrial animal markets. Major retailers of the Company's products are Wal-Mart, PETCO and Target.

         Presently, the Company uses the services of over fifty independent sales representatives to cover its marketing area. The Company is using television and mass merchandising to market its various other products through its wholly owned subsidiary. Management intends to increase its marketing force as business demands warrant such expansion and the Company has sufficient funds available to retain the appropriate personnel.

Patents

         The Company's principal patent, Method for Producing Monocalcium Phosphate and Products Produced therefrom, (U.S. Patent No. 4,838,922) was issued in June 1989 and acquired in
 1990 by the Company's predecessor.
The patent refers to an improved method of producing monocalcium phosphate by mixing phosphoric acid with brown lime, a residue of the Arkansas bauxite refinery process. The second patent, Animal Litter containing
Magnesium Montmorillonite (U.S. Patent No. 5,529,022) was granted in June 1996 and acquired by the Company
in August 1996 for $250,000, paid $50,000 in cash and the remainder by the issuance of 35,714 shares of Common
Stock valued at $5.60 per share.

Competition

         Presently, there are several companies marketing products similar to those produced and marketed by the Company. Most of these companies are larger than the Company with longer histories of operation and greater financial and personnel resources. Also, most of these competitors have established some market share in the market in which the Company will be competing. The ability of the Company to penetrate these markets will depend on many factors including, but not limited to, its ability to obtain sufficient capital to enhance and broaden its marketing of its products, to develop new and improved products, to obtain and retain necessary management and advisory personnel, and the establishment of a comprehensive marketing plan.

Employees

         Presently, the Company has six employees consisting of two management persons, three production persons and one administrative person. The Company does not currently offer its employees a bonus, profit sharing or deferred compensation plan nor is there any employment contract with any employee. Management intends to hire additional qualified personnel as business conditions warrant. In addition to its full-time employees, the Company may use the services of certain outside consultants and advisors as needed on a contract basis. Management considers the relations between the Company and its employees to be good.

Facilities

         The building and land are held in fee without mortgage. The Company intends to purchase additional land and manufacturing building in the Lonoke area in the immediate future. The Company also rends on a month to month basis, warehouse space for a mixing facility in Lonoke for rent of $1,360. The
Company's principal place of business and corporate offices are located at 10 Gunnebo Drive, Lonoke, Arkansas 72086. The facilities consist of approximately 15,000 square feet of manufacturing and warehouse space used for the production of the Company's products and storage area for inventory and raw materials.

Litigation

         The Company is not a party to any material pending legal proceedings and no such action by, or to the best of its knowledge, against the Company has been threatened.

                                                    MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

         The following table sets forth certain information with respect to the executive officers and directors of the Company. Each director holds such position until the next annual meeting of the Company's shareholders and until his respective successor has been elected and qualifies. Any of the Company's officers may be removed with or without cause at any time by the Company's Board of Directors.

Name                               Age       Position with the Company

Michael D. Parnell                 38        President, Chief Executive Officer
                                              and Director
Dan N. Thompson                    34        Secretary/Treasurer, Chief
                                              Financial Officer and Director
Robert S. Ligon                    75        Director
Eugene England                     69        Director
Charles R. Nickle                  43        Director
William H. Ketchum                 65        Director

         The business experience of each of the persons listed above during the past five years is as follows. Unless otherwise indicated, reference to a position held by each of the persons named held as of June 1994 was held in AHI Texas and immediately prior thereto in the Company.

         Michael D. Parnell has been President and Chief Executive Officer of the Company since July 1, 1996. Mr. Parnell is a graduate of the University of Arkansas with a degree in Agricultural Economics. He has over 15 years experience in the investment banking business and for more than the past five years has been a registered representative of Paine Webber until February 28, 1997. Mr. Parnell became a director in 1996.

         Dan N. Thompson has been the Secretary/Treasurer and Chief Financial Officer of the Company since July 1994. Mr. Thompson is a graduate of Texas A & M with a degree in industrial distribution. He devotes approximately 10% of his time to the Company. Mr. Thompson has been the Denver district sales manager for the Trane Corporation from January 1996 to present, and prior thereto for more than 5 years prior to the date of this Prospectus he was a sales representative in Trane's Little Rock, Arkansas office.

         Robert S. Ligon is a graduate from the University of Arkansas with a degree in business administration. In 1989, Mr. Ligon retired from Ligon Brothers, Inc., a heavy equipment wholesaler. Mr. Ligon was President of AHI-Texas from its inception to June 30, 1993 and has been a director since inception.

         Eugene England has been the President and owner of Aloha Systems Landscaping Company in Tulsa, Oklahoma for more than 5 years. Mr. England was one of the original investors in AHI-Texas at its inception and has been a director since inception.

         Charles R. Nickle is a graduate from the University of Arkansas with a degree in civil engineering. Mr. Nickle has been Vice President of McGoodwin, Williams and Yates, Inc. in Fayetteville, Arkansas for more than five years. His professional experience includes project planning, design, and construction management of water treatment facilities and distribution systems, drainage facilities and wastewater treatment and collection facilities.
He has been a director since December 1996.

         William H. Ketchum is a graduate from the University of Arkansas with a degree in business administration and a masters in operational management. Mr. Ketchum is a retired Naval Officer and is currently involved as a private investor in real estate, cattle and farming operations, and the sanitation and recycling business. He became a director in December 1996 in connection with the purchase of certain real property from him by the Company in 1996. Prior to the acquisition of the property Mr. Ketchum has no affiliation with the Compamy.

Executive Compensation

         Michael D. Parnell became the president on July 1, 1996 at a salary of $53,000 per year. In fiscal 1996 Matt Hoff was president at the same compensation. No other executive officer received compensation in fiscal 1995 or 1996. During fiscal 1995 and 1996, no other compensation not otherwise referred to herein was paid or awarded by the Company to the above persons, the aggregate amount of which compensation, with respect to any such person, exceeded the lesser of $50,000 or 10% of the annual salary reported above.

         During the years ended June 30, 1995 and 1996, none of the named officers or directors received or exercised any options. No options or other long term compensation has been awarded.

         There are no standard or other arrangements pursuant to which any director of the Company is or was compensated during the Company's last fiscal year for services as a director, for committee participation or special assignments.

                                              PRINCIPAL SHAREHOLDERS

         The following table sets forth certain information as of the date hereof with respect to any person who is known to the Company to be the beneficial owner of more than 5% of any class of its voting securities and as to each class of the Company's equity securities beneficially owned by its directors and executive officers as a group:

                                             Number of Shares          Percent             Percent
                                               Beneficially            Before               After
  Name and Address(1)(2)                         Owned(1)             Offering            Offering

Michael D. Parnell                                468,046                10.3%               10.3%
Robert S. Ligon                                   248,210                 5.4%                5.4%
Eugene England                                     80,379                 1.8%                1.8%

                                                        11




Dan N. Thompson                                     8,711                    *                   *
Charles R. Nickle                                  17,716                    *                   *
William H. Ketchum                                 41,200                 1.0%                1.0%
Matthew J. Hoff                                   249,000                 5.5%                5.5%
Corporate Relations Group, Inc.(3)                599,000                 11.8
1801 Lee Road, Suite 301
Winter Park, Florida 32789
Grace Holdings                                    263,333                 5.8%                5.8%
The Alliance House
 East Bay Street
 Nassau, Bahamas
All directors and Officers
  as a group (6 persons)                          864,262                19.0%               19.0%

*  less than 1%

(1) Unless otherwise noted below, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them. For purposes hereof, a person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date hereof upon the exercise of warrants or options or the conversion of convertible securities. Each beneficial owner's percentage ownership is determined by assuming that any such warrants, options or convertible securities that are held by such person (but not those held by any other person) and which are exercisable within 60 days from the date hereof, have been exercised. The percentage of shares owned is based on the current conversion price of the Preferred Stock on the date of this Prospectus.

(2) Each of the officers and directors persons named in the above table may receive correspondence addressed to him care of Ammonia Hold, Inc., 10 Gunnebo Drive, Lonoke, Arkansas 72086.
(3)      Includes 500,000 shares issuable upon exercise of options.
 See footnote 6 to the table under the caption
         "Selling Shareholders."

                                               SELLING SHAREHOLDERS

         The  shares of  Common  Stock of the  Company  offered  by the  Selling
Stockholders (the "Shares") will be offered at market prices, as reflected on the Electronic Bulletin Board, or on the Nasdaq Small Cap Market if the Common Stock is then traded on Nasdaq. The shares include 317,757 shares currently outstanding as well as shares being offered by the holders upon conversion of the Series A Preferred and shares being issued upon exercise of warrants and options. The aggregate number of shares offered for resale upon conversion of the Series A Preferred will be based on the conversion rate in effect at the time of conversion. It is anticipated that registered broker-dealers will be allowed the commissions which are usual and customary in open market transactions.

         The number of shares of Common Stock issuable upon conversion of each of the 3,000 shares of Series A Preferred, and the consequent number of shares of Common Stock available for resale under this Prospectus, is based upon a conversion ratio which is the lower of $1,000 divided by 65% of the closing bid price of the Common Stock on NASDAQ averaged over the five trading days immediately prior to the date of conversion, or $3.25. Based upon the bid price on the date of this Prospectus, or $5.00, or 307.69 shares of Common Stock would be issuable per share of Series A Preferred. The Selling Stockholders do not own any Common Stock except as registered hereby and will own no shares after the completion of the offering. The relationship, if any, between the Company and any Selling Stockholder is set forth below.


                                                                            Percent of
                                      Number of             Number of      Common Stock
                                      Series A               Common           Before
       Name                       Preferred Shares           Shares          Offering

Anderson Properties, Inc.                150                    46,154              1.0
Avron Finance                            200                    61,538              1.3
BHD Corp.                                190                    58,462              1.3
C.A. Opportunidad, S.A.(1)                --                    90,834              2.0
Dowda, Jimmy Dean                         80                    24,615                *
Fondo de Adquisiciones
 y Inversiones Internacionales XL, SA(1)                        76,923              1.7
FT Trading                               100                    30,769                *
Holstein, Matthew(2)                      40                    72,308                *
Holstein, Philip M.(2)                    75                    23,077                *
Castle Creek Valley Ranch
  Defined Benefit Pension Plan(2)         50                    15,385                *
Kraus, Russell G.                         25                     7,692                *
Knox, Bruce R.                            50                    15,385                *
Lenz, Frederick A.                        80                    24,615                *
Mitchell, John T.                         40                    12,308                *
Nostradamus, S.A.                        425                   130,769              2.8
Olympus Capital, Inc.(3)                  25                     7,692                *
Passy Holding                            135                    41,538                *
Pegasus Investment Holding Limited       175                    53,846              1.2
Rida Holding                             200                    61,538              1.3
Securicorp, Inc.                          60                    18,462                *
Seidman, Barry                           750                   230,769              4.8
Skalko, James A.(4)                       25                    13,192                *
Spratt, James W. III(3)                   --                     5,500                *
Veitia, Robert E.(4)                      25                     7,692                *
Sloves, Joseph                           100                    30,769                *
World Capital Funding(5)                  --                   140,000              3.0
Corporate Relations Group, Inc.(6)        --                   599,000             11.3

  TOTALS                               3,000                 1,840,832            25.5%

*less than 1%

(1) The principal shareholder of CA Opportunidad, S.A. and Fondo de Adquisiciones is Jose Antonio Gomez.
(2) The beneficiary of Castle Creek Valley Ranch Defined Benefit Pension Plan is Philip M. Holstein, Jr.
         Matthew Holstein is the son of Philip M. Holstein, Jr.
(3)      Mr. Spratt is the principal shareholder of Olympus Capital, Inc.
(4) Messrs. Skalko and Veitia are employees of Corporate Relations Group, Inc. For Mr. Skalko, includes 5,500 shares already outstanding and 8,547 shares issuable upon conversion of Series A Preferred Stock.
(5) Includes 99,000 shares already outstanding and up to 500,000 shares issuable upon exercise of options at each of the following prices and terms: 100,000 shares at $4.25 until May 22, 1998; 100,000 shares at $5.25 until May 22, 1999; 100,000 shares at $6.25 until May 22, 2000;
         100,000 shares at $7.25 until May 22, 2001; and 100,000 shares at $8.25 until May 22, 2002.
(6) Includes 100,000 shares issuable upon exercise of options at $4.75 per share.

                                               CERTAIN TRANSACTIONS

         On February 28, 1996 a trust for the benefit of the mother of Micheal D. Parnell controlled by him loaned $68,000 to the Company repayable on demand with 8% interest. The loan was repaid in fiscal 1996.

         On April 1, 1996 the Company licensed the rights to exploit its original patent to Grace Holdings, Ltd. for the nursery, home, and carpet industries. Grace paid $160,000 as a license fee plus an agreement to pay 1/3 of the profits to the Company. The license agreement was mutually terminated in April 1997.

                                             DESCRIPTION OF SECURITIES

Common Stock

         The Company's Articles of Incorporation authorize the issuance of 25,000,000 shares of Common Stock, $.001 par value. The holders of the Common Stock are entitled to one vote per share on all matters submitted to a vote of shareholders. Subject to preferential rights that may be applicable to any Preferred Stock which may be issued, holders of the Common Stock are entitled to receive dividends, if and when declared by the Company's Board of Directors from funds legally available for that purpose. See "Market Prices and Dividends." In the event of a liquidation, dissolution or winding up of the Company, holders of the Common Stock are entitled to share ratably in the assets available of the Company, if any, remaining after the payment of all liabilities of the Company and the liquidation preferences applicable to any outstanding Preferred Stock. Holders of the Common Stock have no cumulative voting rights, no preemptive rights and no conversion rights and there are no redemption or sinking fund provisions with respect to the Common Stock. The outstanding Common Stock is fully paid, validly issued and non-assessable. As of March 31, 1997, there were 4,559,415 shares of Common Stock outstanding.

         The transfer agent for the Common Stock is Atlas Stock Transfer, 5899 South State Street, Salt Lake City, Utah 84107.

Preferred Stock

         The Company's Articles of Incorporation authorize the issuance of 3,000 shares of preferred stock, $.001 par value, of which 3,000 shares of Series A Preferred are outstanding. The Series A Preferred Stock is convertible into shares of common stock (see "Selling Stockholders"). The holders of Series A Preferred have a liquidation preference of $1,000 per share over the Common Stock. Dividends on the Series A Preferred may be declared and paid if, when and to the extent determined from time to time by the Company's Board of Directors, provided that such dividends shall be declared with respect to the Series A Preferred Stock on par with dividends declared with respect to the Company's Common Stock. The Company does not expect to declare or pay such dividends in the foreseeable future. The Company may issue additional preferred stock in the future. The Company's Board of Directors has authority, without action by the shareholders, to issue all or any portion of the authorized but unissued preferred stock in one or more series and to determine the voting rights, preferences as to dividends and liquidation, conversion rights, and other rights of such series.

         The Company considers it desirable to have preferred stock available to provide increased flexibility in structuring possible future acquisitions and financings and in meeting corporate needs which may arise. If opportunities arise that would make desirable the issuance of preferred stock through either public offering or private placements, the provisions for preferred stock in the Company's Articles of Incorporation would avoid the possible delay and expense of a shareholder's meeting, except as may be required by law or regulatory authorities. Issuance of the preferred stock could result, however, in a series of securities outstanding that will have certain preferences with respect to dividends and liquidation over the Common Stock which would result in dilution of the income per share and net book value of the Common Stock. Issuance of additional Common Stock pursuant to any conversion right which may be attached to the terms of any series of preferred stock may also result in dilution of the net income per share and the net book value of the Common Stock. The specific terms of any series of preferred stock will depend primarily on market conditions, terms of a proposed acquisition or financing, and other factors existing at the time of issuance. Therefore, it is not possible at this time to determine in what respect a particular series of preferred stock will be superior to the Company's Common Stock or any other series of preferred stock which the Company may issue. The Board of Directors may issue additional preferred stock in future financings.

         The issuance of Preferred Stock could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. Further, certain provisions of Utah law could delay or make more difficult a merger, tender offer or proxy contest involving the Company. While such provisions are intended to enable the Board of Directors to maximize stockholder value, they may have the effect of discouraging takeovers which could be in the best interest of certain stockholders. There is no assurance that such provisions will not have an adverse effect on the market value of the Company's stock in the future.

         The Company's Board of Directors has the authority to issue the authorized shares of Preferred Stock in one or more series and to fix the designations, relative powers, preferences, rights, qualifications, limitations and restrictions of all shares of each such series, including without limitation dividend rates, conversion rights, voting rights, redemption and sinking fund provisions, liquidation preferences and the number of shares constituting each such series, without any further vote or action by the stockholders. The issuance of Preferred Stock could decrease the amount of earnings and assets available for distribution to holders of Common Stock or adversely affect the rights and powers, including voting rights, of the holders of Common Stock. The issuance of Preferred Stock also could have the effect of delaying, deterring or preventing a change in control of the Company without further action by the shareholders.

                                                   LEGAL MATTERS

         The legality of the Shares offered hereby will be passed upon for the Company by Hand & Hand, a law corporation, Dana Point, California.

                                                      EXPERTS

         The audited financial statements included in this Prospectus as of and for the years ended June 30, 1996 and 1995 have been audited by Crouch, Bierwolf & Chisholm, independent certified public accountants, to the extent and for the periods set forth in their report thereon and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                           INDEPENDENT AUDITORS' REPORT

To the Stockholders and Board of Directors
Ammonia Hold, Inc.

We have audited the accompanying consolidated balance sheet of Ammonia Hold, Inc. and subsidiary as of June 30, 1996 and 1995 and the related consolidated statement of operations, stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The financial statements as of March 31, 1997 and 1996 were not audited by us and, accordingly, we do not express an opinion on them.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.
We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Ammonia Hold, Inc. and it's subsidiary as of June 30, 1996 and 1995 and the results of their operations and cash flows for the years then ended in conformity with generally accepted accounting principles.



Crouch, Bierwolf & Chisholm
Salt Lake City, Utah
August 28, 1996





                                                Ammonia Hold, Inc.
                                                  Balance Sheets

                                                      ASSETS

                                                                    March 31,                        June 30,
                                                                     1997                 1996             1995
                                                                   (unaudited)

CURRENT ASSETS

  Cash and cash equivalents (Note 1)                           $      1,280,093   $        349,494   $         28,371
  Accounts receivable net of allowance
   for doubtful accounts of $14,186, $14,186
   and $1,000, respectively                                             150,428            124,931            134,305
  Prepaid expenses                                                         -                 3,508               -
  Prepaid consulting fees (Note 1)                                         -                69,996               -
  Inventory (Note 2)                                                    162,775            160,628             71,962
                                                               ----------------   ----------------   ----------------

    Total Current Assets                                              1,593,296            708,557            234,638
                        --------------------                   ----------------   ----------------   ----------------

PROPERTY, PLANT AND EQUIPMENT

  Building                                                              291,103               -                  -
          ----------------------------------
  Equipment - net of accumulated
   depreciation (Note 1)                                                208,950             36,757             28,358
  Land                                                                  185,000            185,000               -
                                                               ----------------   ----------------   -------------


    Total Property, Plant and Equipment                                 685,053            221,757            319,310
                                                               ----------------   ----------------   ----------------

OTHER ASSETS

  Deposits                                                                1,500               -                  -
          ----------------------------------
  Building fund (Note 1)                                                   -               127,172               -
  Patents - net of accumulated
   amortization (Note 1)                                                490,430            266,831            290,952
  Prepaid consulting fees -
   non current portion (Note 1)                                            -               256,671               -
                                                               ----------------   ----------------   -------------

    Total Other Assets                                                  491,930            650,674               -
                      ----------------------                   ----------------   ----------------   -------------

TOTAL ASSETS                                                   $      2,770,279   $      1,580,988   $        553,948
            --------------------------------                   ================   ================   ================







                                                        (Continued)

                                                            17




                                                    Ammonia Hold, Inc.
                                                      Balance Sheets
                                                        (Continued)

                                           LIABILITIES AND STOCKHOLDERS' EQUITY

                                                                     March 31,                       June 30,
                                                                     1997                 1996             1995
                                                                   (unaudited)

CURRENT LIABILITIES

  Accounts payable                                             $        134,632   $         18,423   $         36,590
  Accrued payroll taxes                                                   1,308              4,602              5,288
  Income tax payable (Note 1)                                               100             11,199              9,000
                                                               ----------------   ----------------   ----------------

    Total Current Liabilities                                           136,040             34,224             50,878
                             ---------------                   ----------------   ----------------   ----------------

STOCKHOLDERS' EQUITY

  Common  stock,  par value $.001,  authorized  shares  100,000,000;  4,559,415,
   3,867,378 and 3,399,078 shares issued and outstanding
   respectively                                                           4,559              3,867              3,399
  Paid in capital                                                     3,552,703          1,808,395            773,863
  Accumulated deficit                                                      -                  -              (274,192)
  Retained earnings                                                    (923,023)          (265,498)              -
                                                               ----------------   ----------------   -------------

    Total Stockholders' Equity                                        2,634,239          1,546,764            503,070
                              --------------                   ----------------   ----------------   ----------------

TOTAL LIABILITIES AND STOCKHOLDERS'
 EQUITY                                                        $      2,770,279   $      1,580,988   $        553,948
       -------------------------------------                   ================   ================   ================


















 The accompanying notes are an integral part of these financial statements



                                                    Ammonia Hold, Inc.
                                                 Statements of Operations

                                             For the Nine Months Ended March 31,   For the Years Ended June 30,
                                            ------------------------------------------------------   ----------------------------
                                               1997                 1996              1996               1995
                                            ----------------   ----------------   ----------------   --------
                                             (unaudited)          (unaudited)

REVENUES                                    $        905,521   $        534,951   $        677,576   $        704,523
LICENSING FEES                                          -                  -               160,000               -
                                            ---------------    ----------------   ----------------   -------------

TOTAL REVENUES                                       905,521            534,951            837,576            704,523
              ----------------------------------------------   ----------------   ----------------   ----------------

COST OF SALES                                        703,401            262,152            384,403            366,546
             -----------------------------------------------   ----------------   ----------------   ----------------

GROSS PROFIT                                         202,120            272,799            453,173            337,977
            ------------------------------------------------   ----------------   ----------------   ----------------

SELLING EXPENSES                                        -                  -                  -               150,863
                ----------------------------

GENERAL & ADMINISTRATIVE                             908,522            438,315            446,060            143,911
                                            ----------------   ----------------   ----------------   ----------------

OTHER INCOME                                          48,977                 64              3,781               -
            ------------------------------------------------   ----------------   ----------------   -------------

INCOME (LOSS) BEFORE INCOME
 TAXES                                              (657,425)          (165,452)            10,894             43,203
      ------------------------------------------------------   ----------------   ----------------   ----------------

PROVISION FOR INCOME TAXES                               100                100              2,200              9,000
                                            ----------------   ----------------   ----------------   ----------------

NET INCOME (LOSS)                           $       (657,525)  $       (165,552)  $          8,694   $         34,203
                 ---------------------------================   ================   ================   ================

NET INCOME (LOSS) PER SHARE                 $         (0.145)  $         (0.049)  $           .002   $            .01
                           =================================   ================   ================   ================

WEIGHTED AVERAGE
 OUTSTANDING SHARES                                4,525,506          3,399,078          3,478,178          3,399,078
                   =========================================   ================   ================   ================

















The accompanying notes are an integral part of these financial statements



                                             Ammonia Hold, Inc. and Subsidiary
                                      Consolidated  Statements of  Stockholders'
                                         Equity From July 1, 1994 through  March
                                         31, 1997

                                                                                                        Retained
                                                               Common Stock          Paid-in            Earnings
                                                 Shares              Amount          Capital           (Deficit)

Balance on July 1, 1994                            3,399,078   $          3,399   $        773,863   $       (308,395)
                       -------------------------------------   ----------------   ----------------   ----------------

Net income for the year ended
 June 30, 1995                                          -                  -                  -                34,203
                                            ----------------   ----------------   ----------------   ----------------

Balance on June 30, 1995                           3,399,078              3,399            773,863           (274,192)
                        --------------------

Issued common stock for land                          41,200                 41            184,959               -

Issued common stock for consulting
 services                                            117,000                117            349,883               -

Issued common stock for licensing
 agreement and cash                                  200,000                200            499,800               -

Issued shares in exchange for the
 cancellation of options                             110,000                110               (110)              -

Net income (loss) for the year
 ended June 30, 1996                                    -                  -                  -                 8,694
                                            ----------------   ----------------   ----------------   ----------------

Balance on June 30, 1996                           3,867,378   $          3,867   $      1,808,395   $      (265,498)
                        --------------------

Issued shares for patent                              35,714                 36            199,964                  -

Issued shares for cash                               488,666                488            499,512                  -

Issued shares for cash                                76,923                 77            499,923                  -

Issued shares for cash                                      90,834             91          545,909                 -

Net income for the nine months
 ended March 31, 1997 (unaudited)                                     -                  -                  -          (657,525)

Balance,
  March 31, 1997                                   4,559,415   $          4,559   $      3,552,703   $      (923,023)
                                            ================   ================   ================   ================













    The accompanying notes are an integral part of these financial statements




                                             Ammonia Hold, Inc. and Subsidiary
                                           Consolidated Statements of Cash Flows
                                            For the Nine Months Ended March 31,      For the Years Ended June 30,
                                            ------------------------------------------------------   -------------------------------
                                               1997                 1996              1996               1995
                                            ----------------   ----------------   ----------------   --------
                                             (unaudited)          (unaudited)
Cash Flows from Operating Activities

Net gain (loss)                             $       (657,525)  $       (165,552)  $          8,694   $         34,203
Non-cash items:
 Depreciation                                         31,419              6,750              9,000              6,999
 Amortization                                         32,026             18,091             24,121             24,191
 Bad dept expense                                       -                43,765               -                 4,069
 Consulting expense                                     -                  -                23,333               -
Changes in current assets and liabilities:
 (Increase) decrease in:
 Accounts receivable                                 (25,497)            (5,184)             9,374            (79,370)
 Prepaid expenses/deposits                           330,175             (5,338)            (3,508)             5,956
 Inventories                                          (2,147)            12,730            (88,666)            (4,639)

 Increase(decrease) in:
 Overdrafts on bank                                     -                11,117               -                  -
 Accounts payable                                    116,209             38,958            (18,167)            (5,802)
 Income tax payable                                  (11,099)             2,642              2,200               -
 Accrued liabilities                                  (3,294)             2,262               (686)            14,288
                                            ----------------   ----------------   ----------------   ----------------

    Net Cash provided (Used) by
     Operating Activities                           (189,733)           (39,759)           (34,305)              (105)
                         -----------------------------------   ----------------   ----------------   ----------------

Cash Flows from Investing Activities

 Cash used for building costs                       (163,930)              -              (127,172)              -
 Cash used in purchase of patent                     (50,000)              -                  -                  -
 Purchase of property and equipment                 (210,738)           (56,612)           (17,400)            (9,927)
                                            ----------------   ----------------   ----------------   ----------------

    Net Cash Provided (Used) by
     Investing Activities                           (424,668)           (56,612)          (144,572)            (9,927)
                                            ----------------   ----------------   ----------------   ----------------

Cash Flows from Financing Activities

 Cash received on note payable                          -                68,000               -                  -
 Cash paid on note payable                              -                  -                  -                  -
 Issuance of common stock                          1,545,000               -               500,000               -
                                            ----------------   ----------------   ----------------   -------------

    Net Cash Provided (Used) by
     Financing Activities                          1,545,000             68,000            500,000               -
                         -----------------------------------   ----------------   ----------------   -------------

    Increase in Cash                                 930,599            (28,371)           321,123            (10,032)
                    ------------------------

Cash and Cash Equivalents at
 Beginning of Period                                 349,494             28,371             28,371             38,403
                                            ----------------   ----------------   ----------------   ----------------

Cash and Cash Equivalents at
 End of Period                              $      1,280,093   $           -      $        349,494   $         28,371
              ------------------------------================   ================   ================   ================

                                                        (Continued)



                                             Ammonia Hold, Inc. and Subsidiary
                                           Consolidated Statements of Cash Flows
                                                        (Continued)

                                            For the Nine Months Ended March 31,     For the Years Ended June 30,
                                            ------------------------------------------------------   ------------
                                               1997                 1996              1996               1995
                                            ----------------   ----------------   ----------------   --------
                                             (unaudited)          (unaudited)

SUPPLEMENTAL DISCLOSURES
 OF CASH FLOW INFORMATION:

 Cash paid for interest                     $           -      $           -      $            720   $           -
 Cash paid for income taxes                              100               -                  -                   900

NON CASH FINANCING ACTIVITIES

 Issued stock for consulting services                   -                  -               350,000               -
 Issued stock for land                                  -                  -               185,000               -
 Issued stock for licensing agreement                   -                  -               160,000               -
 Issued stock for patent                             200,000               -                  -                  -
































                         The accompanying notes are an integral part of these financial statements

                                          AMMONIA HOLD, INC. AND SUBSIDIARY
                                     Notes to Consolidated Financial Statements

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Organization - Ammonia Hold, Inc. (AHI-Utah) (formerly Key Waste management, Inc., a development stage company) was incorporated in the state of Utah on July 10, 1980. On June 30, 1994, pursuant to a stock exchange agreement, AHI-Utah acquired all of the stock of Ammonia Hold, Inc. (AHI-Texas), a Texas corporation, in exchange for 2,679,391 shares of AHI-Utah which represented 71% of the total outstanding shares. Because the shares issued in the acquisition of AHI-Texas represent 71% of the then outstanding shares of AHI-Utah, AHI-Texas was deemed, for financial reporting purposes, to have acquired AHI-Utah. Accordingly, the acquisition of AHI-Utah by AHI-Texas was accounted for as a purchase of the net liabilities of AHI-Utah consisting principally of an insignificant amount of accounts payable.

         FiveStar Products Corporation (FiveStar) was incorporated in the state of Utah on March 31, 1995. As of June 30, 1996, FiveStar had not material activity.

         Capitalization Changes - Immediately prior to the merger, the shareholders of AHI-Utah approved a 20 for 1 reverse split. Common stock issued and outstanding and additional paid-in capital have been restated to reflect the reverse stock split. The shareholders also authorized 10,000,000 shares of preferred stock $.001 par value, with terms, rights and preferences to be determined by the Board of Directors at the time of issuance. As of June 30, 1996, no preferred shares have been issued.

         The principal business of the Company is the manufacture of monocalcium phosphate and related products for sale to retailers mainly in the United States.

         Principles of Consolidation - The consolidated financial statements as of June 30, 1996 include the accounts of AHI-Utah and its wholly owned subsidiary FiveStar.

         Collectively,  these  entities  are  referred  to as the  Company.  All
         significant   intercompany   transactions   and   accounts   have  been
         eliminated.

         Accounting Method - The Company's financial statements are prepared using the accrual method of accounting.

         Cash and Cash Equivalents - The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

         Inventories - Inventories are reported at the lower of cost or market as determined on the first-in first-out (FIFO) method.

         Prepaid Consulting Fees - The Company issued 117,000 shares of stock in exchange for $350,000 of marketing services. The original term of this agreement was one year as reported in the March, 1996 audit, but has since been changed to five years.

         Patent - Patent costs are capitalized as incurred and are amortized over the remaining life of the patent which is 17 years.

                                             AMMONIA HOLD, INC. AND SUBSIDIARY
                                     Notes to Consolidated Financial Statements

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

         Equipment - Equipment is stated at cost. Major renewals and betterments are capitalized while expenditures for maintenance and repairs are charged to operations as incurred. Depreciation is computed on the straight-line method over estimated useful lives of five to ten years.

         Property and Equipment consist of the following:

                                                                                                     June 30,
                                                                                        1996               1995

        Manufacturing equipment                                                   $         68,537   $         51,887

        Furniture and fixtures                                                               1,637                888
                                                                                  ----------------   ----------------
             Total property and equipment                                                   70,174             52,774

             Less: accumulated depreciation                                                (33,417)           (24,417          )
                                                                                            -------            -------
             Net Property and Equipment                                                    $36,757            $28,358
                                                                                           =======            =======

        Depreciation expense was $9,000 and $6,999 for the year ended June 30, 1996 and 1995, respectively.

        Building Fund - This amount is monies set aside for the construction of a new building in progress at year end. At the audit report date, for June 30, 1996 financial statements the building was substantially completed. The monies in the construction totaled $127,172. The Company will use this facility for packaging, warehousing and office space.

        Building - The Company completed construction of the building listed as building fund in the report for the June 30, 1996 financial statements. The Company will use this facility for packaging, warehousing and office space. No depreciation on the building occurred until after the building is completed which is January of 1997. The cost of construction on the building totaled $291,103.

        Net (Loss) Income Per Common Share - The computation of net (loss) per common share is based on the weighted average number of common shares outstanding during the period.

        Income Taxes - The Company adopted Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" in the fiscal year ended June 30, 1994.

        Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" requires an asset and liability approach for financial accounting and reporting for income tax purposes. This statement recognizes (a) the amount of taxes payable or refundable for the current year and (b) deferred tax liabilities and assets for future tax consequences of events that have been recognized in the financial statements or tax returns.

        Deferred income taxes result from temporary differences in the recognition of accounting transactions for tax and financial reporting purposes. There were no material temporary differences as of June 30, 1996, accordingly, no deferred tax liabilities or assets have been recognized for temporary differences as of June 30, 1996 and 1995.

                                             AMMONIA HOLD, INC. AND SUBSIDIARY
                                      Notes to Consolidated Financial Statements

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

        AHI-Utah had cumulative net operating loss carryforwards of approximately $267,000 and $331,000 at June 30, 1996 and 1995 expiring at various times through 2009. Since a change of ownership over 50% (see
        Note 1) occurred on June 30, 1994 and the resulting operations of AHI-Texas are not a continuation of the AHI-Utah operations, the net operating loss from AHI-Utah can not offset the income from AHI-Texas. Accordingly, the potential tax benefits of the net operating loss carryforwards have been offset by valuation reserves of the same amount.

        AHI-Texas was an S corporation for federal income tax purposes until June 30, 1994, and as such, the past net operating losses will not be available for use by the Company as they were reported on the individual tax returns of the shareholders.

        The Company has a June 30 year end for income tax reporting purposes. The taxes payable at June 30, 1996 consisted of federal tax of $1,650 and state tax of $550 for the June 30, 1996 tax year and $8,999 from a prior period. The accrued income tax payable at June 30, 1995 consisted of federal tax of $6,500 and state tax of $2,500.

        Unaudited Interim Financial Information

        The interim financial statements are unaudited, but, in the opinion of the management of the Company, contain all adjustments, consisting of only normal recurring accruals, necessary to present fairly the financial position at March 31, 1997, the results of operations for the nine months ended March 31, 1997 and March 31, 1996, and the cash flows for the nine months ended March 31, 1997 and March 31, 1996. The results of operations for the nine months ended March 31, 1997 are not necessarily indicative of the results of operations to be expected for the full year ending June 30, 1997.

NOTE 2 - INVENTORIES

        Inventories consist of the following at June 30, 1996 and 1995:

                                                       1996                1995
                                                  ----------------   ----------

        Raw materials                             $         11,845   $     5,265
        Work-in-progress                                    53,987        45,984
        Finished goods                                      94,796        20,713
                                                      ------------   -----------
        Total                                     $        160,628   $    71,962
                                                  ================   ===========

NOTE 3 - RELATED PARTY TRANSACTIONS

        The Company borrowed $68,000 from a major shareholder of the Company and has repaid the entire amount of the loan. The note was dated February 28, 1996, had an interest rate of 8% and was due on demand.

                                             AMMONIA HOLD, INC. AND SUBSIDIARY
                                     Notes to Consolidated Financial Statements

NOTE 4  - OPERATING LEASES

         The Company rents office and warehouse space on a month-to-month basis with monthly rental payments of $1,360. Total rent expense amounted $17,842 for the year ended June 30, 1996.

NOTE 5 - SALES TO PRINCIPAL CUSTOMER

         During the year ended June 30, 1996, and the nine months ended March 31, 1997, the majority of the Company's sales (approximately 46% and 47%, respectively) were to a principal customer, which is a national retail chain located in the United States, of which $148,149, $34,215 and $67,231 was receivable at March 31, 1997, June 30, 1996 and 1995, respectively.

NOTE 6 - STOCKHOLDERS' EQUITY TRANSACTIONS

         1. The Company issued 41,200 shares of common stock in exchange for land.

         2. The Company issued 117,000 shares of common stock in exchange for $350,000 in consulting services. The term of the contract is 5 years.

         3. The Company issued 200,000 shares of common stock in exchange for a licensing agreement and $500,000.

         4. The Company issued 110,000 shares of common stock in exchange for the cancellation of previously issued options in the consulting agreement, however, the consulting fees were written off during the six months ended December 31, 1996 (Note 7).

         During the period ended March 31, 1996:

         5. On August 9, 1996, the Company purchased a patent from Sanex, Inc. for the process of packing used in its products. The Company paid $50,000 and issued 35,714 shares of restricted common stock valued at $5.60 per share. The value of the patent was $250,000.

         6. The Company issued 488,666 shares of restricted common stock for $500,000 in cash.

         7. The Company issued 76,923 shares of restricted common stock for $500,000 in cash.

         8. The Company issued 90,834 shares of restricted common stock for $545,000 in cash.

NOTE 7 - PREPAID CONSULTING FEES

The Company issued 117,000 shares of stock in exchange for $350,000 of marketing services. The original term of the agreement was one year as reported in the March, 1996 audit, then was changed to five years at June 30, 1996. At December 31, 1996 an examination by management determined the consulting services will provide no future economic benefit, accordingly, the current and long-term portion reported on June 30, 1996 were expensed in the period ending March 31, 1997.

         No dealer, salesman or other person is authorized to give any information or to make any representations not contained in this Prospectus in connection with the offer made hereby, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation to an offer to buy the securities offered hereby to any person in any state or other jurisdiction in which such offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date hereof.



                                                 TABLE OF CONTENTS
                                                 Page

Additional Information......................       2
Prospectus Summary..........................       3
Risk Factors................................       4
Market Prices and Dividends.................       7
Management's Discussion and Analysis........       7
Business....................................       8
Management..................................      10
Principal Shareholders......................      11
Selling Shareholders........................      12
Certain Transactions........................      13
Description of Securities...................      14
Legal Matters...............................      15
Experts.....................................      15

                                                AMMONIA HOLD, INC.
                                                      PART II


Item 24. Indemnification of Directors and Officers.

         The Company has adopted provisions in its articles of incorporation and bylaws that limit the liability of its directors and provide for indemnification of its directors and officers to the full extent permitted under the Utah General Corporation Law. Under the Company's articles of incorporation, and as permitted under the Utah General Corporation Law, directors are not liable to the Company or its stockholders for monetary damages arising from a breach of their fiduciary duty of care as directors. Such provisions do not, however, relieve liability for breach of a director's duty of loyalty to the Company or its stockholders, liability for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, liability for transactions in which the director derived as improper personal benefit or liability for the payment of a dividend in violation of Utah law. Further, the provisions do not relieve a director's liability for violation of, or otherwise relieve the Company or its directors from the necessity of complying with, federal or state securities laws or affect the availability of equitable remedies such as injunctive relief or recision.

         At present, there is no pending litigation or proceeding involving a director, officer, employee or agent of the Company where indemnification will be required or permitted. The Company is not aware of any threatened litigation or proceeding that may result in a claim for indemnification by any director or officer.


Item 25. Other Expenses of Issuance and Distribution.

         Filing fee under the Securities Act of 1933          $         2,930.39
         Printing and engraving(1)                                      1,000.00
         Legal Fees(1)                                                 20,000.00
         Accounting Fees(1)                                             3,000.00
         Miscellaneous(1)                                               3,069.61
         TOTAL                                                $        30,000.00

(1)      Estimates


Item 26. Recent Sales of Unregistered Securities.

         The  Company  issued  2,679,391  shares  of  Common  Stock  to  the  34 shareholders of Ammonia Hold, Inc., a Texas corporation ("AHI-Texas") in exchange for all of their shares of AHI-Texas. Concurrently, the Company issued 50,000 additional shares to Billy Green, the original inventor of the Ammonia Hold process, in payment of $250,000 owed to Mr. Green for the patent, and paid cash for the remaining $27,375 owed to him.

         On February 7, 1996, the Company issued 20,600 shares to each of Marguerite Ketchum and William H. Ketchum for land in Lonoke, Arkansas valued at $185,000.

         On February 16, 1996 the Company issued 200,000 shares of restricted Common Stock to Banque SCS under Regulation S for a licensing agreement and $500,000, and issued 117,000 shares and options to purchase additional shares to Banque SCS for consulting services.

         On June 20, 1996 the Company issued 110,000 shares to Corporate Relations Group, Inc. in exchange for the cancellation of the options given in the consulting agreement.

         In July 1996 the Company sold 488,666 shares in an offering made under Rule 504 of Regulation to one purchaser. A Form D was filed with the Securities and Exchange Commission on July 12, 1996. Net proceeds were $500,000. In August 1996 the Company issued 167,757 shares to two purchasers for cash of $1,046,000.

         On March 24, 1997 the Company issued 35,714 shares of Common Stock, valued at $5.60 per share to Sanex Corp. as partial payment for the purchase of U.S. Patent No. 5,529,022.

         On June 5, 1997 the Company issued 3,000 shares of Series A Convertible Preferred Stock to twenty-two purchasers in an offering made under Section 4(2). Each purchaser executed a subscription agreement and consented to the imprinting of a restrictive legend on the stock certificates. In connection with the offering, a placement agent World Capital Funding, Inc., received as a finder's fee 40,000 shares of Common Stock and Warrants to purchase 100,000 additional shares.

         In connection with a Lead Generation/Corporate Relations Agreement with Corporate Relations Group, Inc. ("CRG") dated May 22, 1997, the Company granted to CRG Options to purchase 500,000 shares.

         All of the transactions referred to above are exempt from the registration requirements of the Securities Act of 1933, as amended, by virtue of Section 4(2) thereof covering transactions not involving any public offering or involve no "offer" or "sale." No underwriter was involved. As a condition precedent to each sale, the respective purchaser was required to execute an investment letter and consent to the imprinting of a restrictive legend on each stock certificate received from the Company.

Item 27.    Exhibits

3.          Certificate of Incorporation and Bylaws

            3.1.      Articles of Incorporation(1)
            3.2       Bylaws(1)
            3.3 Articles of Amendment to Articles of Incorporation authorizing Series A Convertible Preferred
                      Stock.(1)

4.          Instruments defining rights of holders, including indentures.

            4.1 Option Agreement as memorialized in Exhibit B of Corporate Relations Group, Inc. agreement.(1)

5. Opinion of Hand & Hand as to legality of securities being registered.(2)


10.         Material Contracts


            10.1      Licensing Agreement dated April 1, 1996 between the
                           Company and Grace Holdings(1)


21.         Subsidiaries of the small business issuer(1)

23.         Consents of Experts and Counsel

            23.1      Consent of Crouch, Bierwolf and Chisholm Accountancy
                     Corporation(9)
            23.2      Consent of Hand & Hand included in Exhibit 5 hereto

24.         Powers of Attorney

            24.1      Powers of Attorney are included on signature page(1)


(1)      Filed herewith.
(2)      To be filed by amendment.

          All other Exhibits called for by Rule 601 of Regulation S-B are not applicable to this filing.


Item 17.  Undertakings.

          (a)     The undersigned small business issuer hereby undertakes:

                  (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

          (I) Include any prospectus required by Section 10(a)(3) of the Securities Act;

                           (ii)
Reflect in the prospectus any facts or events which, individually or together represent a fundamental change in the information in the registration statement;

                           (iii)

          Include any material or changed information the plan of distribution.

                  (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities as at that time to be the initial bona fide offering thereof.

                  (3)  File  a  post   effective   amendment   to  remove   from
registration any of the securities that remain unsold at the end of the offering.

          (d) To provide to the underwriter at the Closing specified in the underwriting agreement certificates in such denominations and registered in such names as may be required by the underwriter to permit prompt delivery to each purchaser.

          (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel that matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          (f) The undersigned small business issuer hereby undertakes that it will:

                  (1) For purposes of determining any liability under the Securities Act that the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this registration statement as of the time the Commission declared it effective.

                  (2) For the purpose of determining any liability under the Securities Act, that each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                                    SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of San Juan Capistrano, State of California on June 18, 1997.

                                                      AMMONIA HOLD, INC.



                                                      By: /s/ Michael D. Parnell
                                                          Michael D. Parnell
                                                          President


         The undersigned officer and/or director of Ammonia Hold, a Utah corporation (the "Corporation"), hereby constitutes and appoints Michael D. Parnell and Dan N. Thompson, and each of them, with full power of substitution and resubstitution, as attorney to sign for the undersigned in any and all capacities this Registration Statement and any and all amendments thereto, and any and all applications or other documents to be filed pertaining to this Registration Statement with the Securities and Exchange Commission or with any states or other jurisdictions in which registration is necessary to provide for notice or sale of all or part of the securities to be registered pursuant to this Registration Statement and with full power and authority to do and perform any and all acts and things whatsoever required and necessary to be done in the premises, as fully to all intents and purposes as the undersigned could do if personally present. The undersigned hereby ratifies and confirms all that said attorney-in-fact and agent, or any of his substitute or substitutes, may lawfully do or cause to be done by virtue hereof and incorporate such changes as any of the said attorneys-in-fact deems appropriate.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on June 18, 1997.


By:     /s/ Michael D. Parnell                            President and Director
        Michael D. Parnell                         (principal executive officer)


By:     /s/ Dan N. Thompson   Secretary, Treasurer, Chief Financial Officer and
        Dan N. Thompson    Director (principal accounting and financial officer)


By:     /s/ Robert S. Ligon                                   Director
        Robert S. Ligon


By:     /s/ Eugene England                                    Director
        Eugene England


By:     /s/ Charles R. Nickle                                 Director
        Charles R. Nickle


By:     /s/ William H. Ketchum                                Director
        William H. Ketchum